ASSUMPTION AGREEMENT

AGREEMENT made as of May 1, 2017 between Principal Management Corporation (“PMC”), and AQR Capital Management, LLC (“AQR”) and CNH Partners, LLC (“CNH”, and together with AQR, the “Sub-Advisor”).
WHEREAS, Principal Funds, Inc. is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, PMC has been appointed as investment advisor to every series of Principal Funds, Inc. (each a “Fund” and together, the “Funds”) pursuant to Amended and Restated Management Agreement dated September 14, 2016, as amended, and to the GMS Cayman Corporation, an exempted company organized under the Companies Law of the Cayman Islands and a wholly owned subsidiary of Global Multi-Strategy Fund, a series of Principal Funds, Inc. (the “Subsidiary”), pursuant to the Sub-Advisory Agreement dated August 31, 2015, as amended (together, the “Investment Advisory Agreements”);
WHEREAS, PMC has entered into two Sub-Advisory Agreements with the Sub-Advisor, one dated October 24, 2011, as amended, pursuant to which the Sub-Advisor serves as investment sub-advisor to certain of the Funds, and one August 31, 2015, as amended, pursuant to which the Sub-Advisor serves as investment sub-advisor to the Subsidiary (together the “Sub-Advisory Agreements”);
WHEREAS, PMC will merge with and into Principal Global Investors, LLC (“PGI”) on or about May 1, 2017 (the foregoing referred to as the “Merger”);
WHEREAS, in connection with the Merger, PGI has agreed to assume PMC’s responsibilities with respect to the Funds and the Subsidiary pursuant to the Investment Advisory Agreements;
WHEREAS, in conjunction with its assumption of PMC’s rights and responsibilities under the Investment Advisor Agreements, PGI will assume PMC’s rights and responsibilities under the Sub-Advisory Agreements;
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.PGI shall assume all rights, representations, and responsibilities of PMC under the Sub-Advisory Agreements, and any other side letters, letter agreements, or other agreements between PMC and Sub-Advisor, to the extent applicable, upon the completion of the Merger.
2.    The parties hereby agree that this Assumption Agreement shall be attached to and made a part of the Sub-Advisory Agreements.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRINCIPAL MANAGEMENT CORPORATION

By:	/s/ Adam Shaikh

Name: Adam Shaikh

Title: Counsel

By:	/s/ Jennifer Block

Name: Jennifer Block

Title: Counsel

AQR CAPITAL MANAGEMENT, LLC

By:	/s/ Nicole DonVito
(Authorized Officer)

Name: Nicole DonVito

Title: Senior Counsel & Head of Registered Products

CNH PARTNERS, LLC

By:	/s/ Nicole DonVito
(Authorized Officer)

Name: Nicole DonVito

Title: Authorized Signatory